As filed with the Securities and Exchange
Commission on April 15, 2008                        Registration No. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------

                               NATIONAL COAL CORP.
             (Exact name of registrant as specified in its charter)

               FLORIDA                                          65-0601272
      (State or jurisdiction of                              (I.R.S Employer
   incorporation or organization)                         Identification Number)

                            8915 GEORGE WILLIAMS ROAD
                               KNOXVILLE, TN 37923
                                 (865) 690-6900
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                     DANIEL ROLING, CHIEF EXECUTIVE OFFICER
                               NATIONAL COAL CORP.
                            8915 GEORGE WILLIAMS ROAD
                               KNOXVILLE, TN 37923
                                 (865) 690-6900
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                             JOHN J. MCILVERY, ESQ.
                         STUBBS ALDERTON & MARKILES, LLP
                       15260 VENTURA BOULEVARD, 20TH FLOOR
                         SHERMAN OAKS, CALIFORNIA 91403
                                 (818) 444-4500
            (Name, Address and Telephone Number of Agent for Service)

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

   If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: [ ]

   If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: [ ]

   Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]   Accelerated filer [ ]   Non-accelerated filer [x]
                                                     (Do not check if a smaller
Smaller reporting company [ ]                             reporting company)


                         CALCULATION OF REGISTRATION FEE
====================================================================================================================
            TITLE OF EACH CLASS                                 PROPOSED MAXIMUM       PROPOSED          AMOUNT OF
               OF SECURITIES                    AMOUNT TO BE     OFFERING PRICE    MAXIMUM AGGREGATE    REGISTRATION
              TO BE REGISTERED                 REGISTERED (1)   PER UNIT (2)(3)   OFFERING PRICE (2)      FEE (2)
-------------------------------------------    --------------   ----------------  ------------------    ------------
Common Stock, par value $.0001 per share...      5,866,968           $5.17          $30,332,225          $1,193
---------------------------------------------  --------------   ----------------  ------------------    ------------
Common Stock, par value $.0001 per share,
    issuable upon exercise of warrants.....      1,000,000           $5.17          $ 5,170,000          $  204
---------------------------------------------  --------------   ----------------  ------------------    ------------
    TOTAL..................................      6,866,968                          $35,502,225          $1,397
====================================================================================================================

(1) In the event of a stock split, stock dividend, or other similar transaction involving the Registrant's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the NASDAQ Global Market on April 11, 2008.
(3) The proposed maximum offering price per unit will be determined from time to time by the selling shareholders in connection with, and at the time of, the issuance by the selling shareholders of the securities registered hereunder.

   REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                   Subject to Completion, Dated April 15, 2008

                               NATIONAL COAL CORP.

                                6,866,968 SHARES
                                  COMMON STOCK

                                   ----------


         This prospectus relates to the offer and sale from time to time of up to 6,866,968 shares of our common stock that are held by the shareholders named in the "Selling Shareholders" section of this prospectus. The prices at which the selling shareholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We will bear all expenses of registration incurred in connection with this offering. The selling shareholders whose shares are being registered will bear all selling and other expenses.

         Our common stock is quoted on the NASDAQ Global Market under the symbol "NCOC." On April 8, 2008, the last reported sales price of the common stock on the NASDAQ Global Market was $5.20 per share.

         FOR A DISCUSSION OF IMPORTANT FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING THE SHARES OF COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                                   ----------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                   ----------


               The date of this prospectus is [___________], 2008

                                TABLE OF CONTENTS

                                 PAGE                                       PAGE
                                 ----                                       ----

Prospectus Summary...........     3    Experts.............................   28
Risk Factors.................     5    Limitation on Liability and
Forward-looking Statements...     18     Disclosure of Commission Position
Use of Proceeds..............     19     on Indemnification for Securities
Selling Shareholders.........     19     Act Liabilities...................   28
Plan of Distribution.........     26   Where You Can Find
Legal Matters................     28     More Information..................   28


         You should rely only on the information contained in this prospectus, any supplement and the documents we have incorporated by reference. We have not authorized anyone to provide information that is different from that contained in this prospectus. The information contained in this prospectus, any supplement and any document incorporated by reference is accurate only as of the date of such document, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION INCORPORATED BY REFERENCE OR CONTAINED IN GREATER DETAIL ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS AND THE DOCUMENTS
INCORPORATED BY REFERENCE CAREFULLY BEFORE MAKING AN INVESTMENT DECISION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES INCORPORATED BY REFERENCE HEREIN. REFERENCES IN THIS PROSPECTUS TO "NATIONAL COAL," "NCC," "WE," "OUR" AND "US" REFER TO NATIONAL COAL CORP. AND OUR CONSOLIDATED SUBSIDIARIES.

NATIONAL COAL

         We mine, process and sell high quality bituminous steam coal from mines located in East Tennessee and North Alabama and, until March 31, 2008, in Southeast Kentucky. We own the coal mineral rights to approximately 65,000 acres of land and lease the rights to approximately 42,000 additional acres including the rights to approximately 27,000 acres at our operations in Southeast Kentucky which were sold on March 31, 2008. We recently expanded our operation into Alabama through the acquisition of Mann Steel Products, Inc. As of December 31, 2007, our active mining complexes included two underground mines, six surface mines, and two highwall mines. In addition, we have four preparation plants, two active and two inactive, and four unit train loading facilities, two active and two inactive, served by the CSX and Norfolk Southern railroads. We are a minority joint venture partner in a barge loading facility on the Warrior River in North Alabama. We hold permits that allow us to open or re-open seven new mines close to our current operations. As of December 31, 2007, we controlled approximately 37.4 million estimated recoverable tons of coal reserves including
8.7 million tons at our operations in Southeast Kentucky which were sold on March 31, 2008. During the year ended December 31, 2007, we generated total revenues of $92.8 million, a net loss of $25.8 million, and sold approximately 1,763,000 tons of coal. Approximately 304,000 tons of coal sold came from our operations in Southeast Kentucky which were sold on March 31, 2008. Our goal is to acquire additional mines and increase production from existing reserves as market conditions allow.

         Our revenues have resulted primarily from the sale of coal to electric utility companies in the Southeastern United States. According to the U.S. Department of Energy, Energy Information Administration ("EIA"), the long-term outlook for coal demand is favorable, as domestic electricity consumption is expected to grow at an average annual rate of 1.1% per year through 2030 with 48% to 49% of that growth provided by coal. International coal consumption is expected to grow by 2.6% through 2015. During the year ended December 31, 2007, approximately 84% of our revenue was generated from coal sales to electric utility companies in the Southeastern United States. Our largest customers were South Carolina Public Service Authority (Santee Cooper), Duke Power, and Georgia Power representing approximately 24%, 23% and 18% of our revenues, respectively.

         In the year ended December 31, 2007, our mines produced approximately 1,352,000 tons of coal including approximately 319,000 tons at our operations in Southeast Kentucky, and we purchased approximately 421,000 tons of coal from other producers. Our Alabama operations produced approximately 195,000 tons between October 19, 2007 when acquired and December 31, 2007. Approximately 45% of our production for 2007 was produced at underground mines and 55% was produced at our surface and highwall mine operations. We sell a majority of our coal pursuant to long-term contracts. We plan to pursue additional contracts when pricing is favorable.

         We are a Florida corporation. The address of our principal executive office is 8915 George Williams Road, Knoxville, TN 37923, and our telephone number is (865) 690-6900. Our website address is www.nationalcoal.com. The information that can be accessed through viewing our website is not part of this prospectus.

ABOUT THE OFFERING

         This prospectus may be used only in connection with the resale by the selling shareholders of up to 6,866,968 shares of our common stock. We will not receive any of the proceeds from the sale of shares of our common stock offered by the selling shareholders pursuant to this prospectus. On April 8, 2008, we had 28,819,931 shares of our common stock outstanding.

                                  RISK FACTORS

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF, OR THAT WE CURRENTLY DEEM IMMATERIAL, ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT US. IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

OUR SUBSTANTIAL LEVEL OF INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

         We have, and will continue to have substantial indebtedness. At December 31, 2007, we had approximately $125 million principal value of total senior debt. Our high level of indebtedness could have important consequences, including the following:

         o        reducing our ability to obtain additional financing;

         o        reducing our cash flow;

         o placing us at a competitive disadvantage compared to our competitors that may have proportionately less debt or greater financial resources;

         o hindering our flexibility in dealing with changes in our business and the industry; and

         o making us more vulnerable to economic downturns and adverse developments.

DESPITE EXISTING DEBT LEVELS, WE MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT, WHICH WOULD INCREASE THE RISKS ASSOCIATED WITH OUR LEVERAGE.

         We may be able to incur substantial amounts of additional debt in the future. Although the terms of the 10.5% Notes due 2010 and 12% Notes due 2012 may limit our ability to incur additional debt, such terms do not and will not prohibit us from incurring substantial amounts of additional debt for specific purposes or under certain circumstances. The incurrence of additional debt could adversely impact our ability to service payments on senior debt.

WE MAY NOT BE ABLE TO GENERATE THE AMOUNT OF CASH NEEDED TO PAY INTEREST AND PRINCIPAL AMOUNTS ON OUR DEBT. WE ARE LIMITED IN OUR ABILITY TO USE CASH GENERATED AT NATIONAL COAL OF ALABAMA IN OUR OTHER OPERATIONS.

         We rely primarily on our ability to generate cash to service our debt. If we do not generate sufficient cash flows to meet our debt service and working capital requirements, we may need to seek additional financing. If we are unable to obtain financing on terms that are acceptable to us, we could be forced to sell our assets or those of our subsidiaries to make up for any shortfall in our payment obligations under unfavorable circumstances. The 10.5% Notes due 2010 and the 12% Notes due 2012 limit our ability to sell assets and also restrict the use of the proceeds from any such sale. Therefore, even if forced to do so, we may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our debt obligations.

         National Coal of Alabama, Inc. is restricted in its ability to distribute cash to our other consolidated companies for use in their operations under the terms of our 12% Notes due 2012. On an annual basis, National Coal of Alabama can distribute cash for use in our other operations only if it meets certain EBITDA-based operating requirements for the immediately preceding fiscal year. Additionally, our subsidiary, National Coal Corporation, has entered into a management services agreement with National Coal of Alabama, Inc. that compensates National Coal Corporation for services that it provides to National Coal of Alabama, and a tax sharing agreement that requires National Coal of Alabama to make payments to us in respect of its tax liability. For fiscal 2008, we anticipate National Coal of Alabama's operations to provide limited cash for use in our other operations. As a result of these provisions and agreements, there is no assurance that cash generated by National Coal of Alabama will be available for use in our other operations if those operations continue to experience negative cash flow.

WE MAY BE UNABLE TO COMPLY WITH RESTRICTIONS IMPOSED BY OUR CREDIT FACILITIES AND OTHER FINANCING ARRANGEMENTS.

         The agreements governing our outstanding senior debt impose a number of restrictions on us. For example, the terms of our credit facilities contain financial and other covenants that create limitations on our ability to effect acquisitions or dispositions, incur additional debt and may require us to maintain various financial ratios and comply with various other financial covenants. Our ability to comply with these restrictions may be affected by events beyond our control and, as a result, we may be unable to comply with these restrictions. A failure to comply with these restrictions could adversely affect our ability to borrow under our credit facilities or result in an event of default under these agreements. In the event of a default, our lenders could terminate their commitments to us and declare all amounts borrowed, together with accrued interest and fees, immediately due and payable. If this were to occur, we might not be able to pay these amounts, or we might be forced to seek an amendment to our financing arrangements which could make the terms of these arrangements more onerous for us.

         In the first, second and third quarters of 2007, we failed to meet certain financial covenants required under our term loan credit facility with Guggenheim Corporate Funding, LLC, which is now terminated. In each instance, waivers of covenant failures and modifications of loan terms in order to bring financial covenants better in line with capabilities were obtained, however, penalties were incurred including an increase in rates from LIBOR plus 3.5% to 12% fixed and $100,000 in fees, plus the need to refinance the loan in order to obtain relief from the continuing difficulty with financial covenants. In the refinancing transaction, we incurred $323,000 in legal costs plus a fee of approximately $1,112,000 paid through the issuance of a stock purchase warrant.

CERTAIN PROVISIONS IN OUR SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK MAY IMPACT OUR ABILITY TO OBTAIN ADDITIONAL FINANCING IN THE FUTURE.

         In addition to cash flows generated from operations, we may need to raise capital in the future through the issuance of securities. In order to issue securities that rank senior to our Series A cumulative convertible preferred stock in terms of liquidation preference, redemption rights or dividend rights, we must obtain the affirmative consent of holders of at least 75% of the outstanding shares of our Series A cumulative convertible preferred stock. Currently, this is one holder and if we are unable to obtain the consent of this holder in connection with future financings, we may be unable to raise additional capital on acceptable terms, or at all.

WE FACE NUMEROUS UNCERTAINTIES IN ESTIMATING OUR ECONOMICALLY RECOVERABLE COAL RESERVES, AND INACCURACIES IN OUR ESTIMATES COULD RESULT IN LOWER THAN EXPECTED REVENUES, HIGHER THAN EXPECTED COSTS OR DECREASED PROFITABILITY.

         We estimate that as of December 31, 2007, we control approximately 37.4 million tons of proven and probable reserves that are recoverable at this time. We base our reserve estimates on engineering, economic and geological data assembled and analyzed by our staff and an independent mining engineering firm.

Our estimates of our proven and probable reserves and our recoverable reserves, as well as the Btu or sulfur content of our reserves are revised and updated periodically to reflect the resolution of uncertainties and assumptions, the production of coal from the reserves and new drilling or other data received.

         There are numerous uncertainties inherent in estimating quantities and qualities of and costs to mine recoverable reserves, including many factors beyond our control. Estimates of economically recoverable coal reserves and net cash flows necessarily depend upon a number of variable factors and assumptions, all of which may vary considerably from actual results such as:

         o geological and mining conditions which may not be fully identified by available exploration data or which may differ from experience in current operations;

         o historical production from the area compared with production from other similar producing areas;

         o the assumed effects of regulation and taxes by governmental agencies; and

         o assumptions concerning coal prices, operating costs, mining technology improvements, severance and excise tax, development costs and reclamation costs.

         For these reasons, estimates of the economically recoverable quantities and qualities attributable to any particular group of properties, classifications of reserves based on risk of recovery and estimates of net cash flows expected from particular reserves prepared by different engineers or by the same engineers at different times may vary substantially. Actual coal tonnage recovered from identified reserve areas or properties and revenues and expenditures with respect to our reserves may vary materially from estimates. As a result, the reserve estimates disclosed herein may differ materially from our actual reserves. Inaccuracies in our estimates related to our reserves could result in lower than expected revenues, higher than expected costs, or decreased profitability.

OUR FUTURE SUCCESS DEPENDS UPON OUR ABILITY TO CONTINUE ACQUIRING AND DEVELOPING COAL RESERVES THAT ARE ECONOMICALLY RECOVERABLE AND TO RAISE THE CAPITAL NECESSARY TO FUND OUR EXPANSION.

         Our recoverable reserves will decline as we produce coal. We have not yet applied for the permits required or developed the mines necessary to use all of the coal deposits under our mineral rights. Furthermore, we may not be able to mine all of our coal deposits as efficiently as we do at our current operations. Our future success depends upon our conducting successful exploration and development activities and acquiring properties containing economically recoverable coal deposits. In addition, we must also generate enough capital, either through our operations or through outside financing, to mine these additional reserves. Our current strategy includes increasing our coal reserves through acquisitions of other mineral rights, leases, or producing properties and continuing to use our existing properties. Our ability to further expand our operations may be dependent on our ability to obtain sufficient working capital, either through cash flows generated from operations, or financing activities, or both. Mining coal in Central Appalachia can present special difficulties. Characteristics of the land and permitting process in Central Appalachia, where all of our mines are located, may adversely affect our mining operations, our costs and the ability of our customers to use the coal that we mine. The geological characteristics of Central Appalachian coal reserves, such as depth of overburden and coal seam thickness, make them complex and costly to mine. As mines become depleted, replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. In addition, as compared to mines in the Powder River Basin, permitting, licensing and other environmental and regulatory requirements are more costly and time-consuming to satisfy. These factors could materially adversely affect our mining operations and costs, and our customers' abilities to use the coal we mine.

OUR ABILITY TO IMPLEMENT OUR PLANNED DEVELOPMENT AND EXPLORATION PROJECTS IS DEPENDENT ON MANY FACTORS, INCLUDING THE ABILITY TO RECEIVE VARIOUS GOVERNMENT PERMITS.

         Our planned development and exploration projects and acquisition activities may not result in the acquisition of significant additional coal deposits and we may not have continuing success developing additional mines. For example, we may not be successful in acquiring contiguous properties that will leverage our existing facilities. In addition, in order to develop our coal deposits, we must receive various governmental permits. Before a mining permit is issued on a particular parcel, interested parties are eligible to file petitions to declare the land unsuitable for mining. For example, on November 10, 2005, two environmental groups filed a petition to halt the expansion of surface mining activities on the New River Tract and surrounding areas. Although this petition was dismissed, management's time and company resources were used in the process. We cannot predict whether we will continue to receive the permits necessary for us to expand our operations.

DEFECTS IN TITLE OR LOSS OF ANY LEASEHOLD INTERESTS IN OUR PROPERTIES COULD ADVERSELY AFFECT OUR ABILITY TO MINE THESE PROPERTIES.

         We conduct, or plan to conduct, a significant part of our mining operations on properties that we lease. A title defect or the loss of any lease could adversely affect our ability to mine the associated reserves. Title to most of our owned or leased properties and mineral rights is not usually verified until we make a commitment to develop a property, which may not occur until after we have obtained necessary permits and completed exploration of the property. In some cases, we rely on title information or representations and warranties provided by our lessors or grantors. Our right to mine some of our reserves may be adversely affected if defects in title or boundaries exist or if a lease expires. Any challenge to our title could delay the exploration and development of the property and could ultimately result in the loss of some or all of our interest in the property and could increase our costs. In addition, if we mine on property that we do not own or lease, we could incur liability for such mining. Some leases have minimum production requirements or require us to commence mining in a specified term to retain the lease. Failure to meet those requirements could result in losses of prepaid royalties and, in some rare cases, could result in a loss of the lease itself.

DUE TO VARIABILITY IN COAL PRICES AND IN OUR COST OF PRODUCING COAL, AS WELL AS CERTAIN PROVISIONS IN OUR CONTRACTS, WE MAY BE UNABLE TO SELL COAL AT A PROFIT.

         We typically sell our coal for a specified per ton amount and at a negotiated price pursuant to both short-term contracts and contracts of twelve months or greater. For the year ended December 31, 2007, 89.6% of the coal we produced was sold under contracts of twelve months or greater. Price adjustment, "price reopener" and other similar provisions in long-term supply agreements may reduce the protection from short-term coal price volatility traditionally provided by such contracts. Any adjustment or renegotiation leading to a significantly lower contract price would result in decreased revenues and lower our gross margins. Coal supply agreements also typically contain force majeure provisions allowing temporary suspension of performance by us or our customers during the duration of specified events beyond the control of the affected party. Most of our coal supply agreements contain provisions requiring us to deliver coal meeting quality thresholds for certain characteristics such as Btu, sulfur content, ash content, hardness and ash fusion temperature. Failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or, in the extreme, termination of the contracts. Consequently, due to the risks mentioned above with respect to long-term supply agreements, we may not achieve the revenue or profit we expect to achieve from these sales commitments. In addition, we may not be able to successfully convert these sales commitments into long-term supply agreements.

THE COAL INDUSTRY IS HIGHLY CYCLICAL, WHICH SUBJECTS US TO FLUCTUATIONS IN PRICES FOR OUR COAL.

         We are exposed to swings in the demand for coal, which has an impact on the prices for our coal. The demand for coal products and, thus, the financial condition and results of operations of companies in the coal industry, including us, are generally affected by macroeconomic fluctuations in the world economy and the domestic and international demand for energy. In recent years, the price of coal has dropped significantly from historically high levels. Any material decrease in demand for coal could have a material adverse effect on our operations and profitability.

WE DEPEND HEAVILY ON A SMALL NUMBER OF LARGE CUSTOMERS, THE LOSS OF ANY OF WHICH WOULD ADVERSELY AFFECT OUR OPERATING RESULTS.

         For the year ended December 31, 2007, we derived approximately 65% of our coal revenues from sales to our three largest customers. At December 31, 2007, we had coal supply agreements with these customers that expire at various times through 2012. When these agreements expire, we may not be successful at renegotiating them and these customers may not continue to purchase coal from us pursuant to long-term coal supply agreements. If a number of these customers were to significantly reduce their purchases of coal from us, or if we were unable to sell coal to them on terms as favorable to us as the terms under our current agreements, our financial condition and results of operations could suffer materially.

THERE IS NO ASSURANCE THAT WE WILL FIND PURCHASERS OF OUR PRODUCT AT PROFITABLE PRICES.

         If we are unable to achieve supply contracts, or are unable to find buyers willing to purchase our coal at profitable prices, our revenues and operating profits could suffer.

A SUBSTANTIAL OR EXTENDED DECLINE IN COAL PRICES COULD REDUCE OUR REVENUES AND THE VALUE OF OUR COAL RESERVES.

         The prices we charge for coal depend upon factors beyond our control, including:

         o        the supply of, and demand for,  domestic  and foreign  coal;

         o        the demand for electricity;

         o the proximity to, capacity of, and cost of transportation facilities;

         o        domestic and foreign governmental regulations and taxes;

         o        air emission standards for coal-fired power plants;

         o        regulatory, administrative and court decisions;

         o the price and availability of alternative fuels, including the effects of technological developments; and

         o        the effect of worldwide energy conservation measures.

         Our results of operations are dependent upon the prices we charge for our coal as well as our ability to improve productivity and control costs. Decreased demand would cause spot prices to decline and require us to increase productivity and lower costs in order to maintain our margins. If we are not able to maintain our margins, our operating results could be adversely affected. Therefore, price declines may adversely affect operating results for future periods and our ability to generate cash flows necessary to improve productivity and invest in operations.

OUR ABILITY TO COLLECT PAYMENTS FROM OUR CUSTOMERS COULD BE IMPAIRED DUE TO CREDIT ISSUES.

         Our ability to receive payment for coal sold and delivered depends on the continued creditworthiness of our customers. Our customer base may not be highly creditworthy. If deterioration of the creditworthiness of customers or trading counterparties occurs, our business could be adversely affected.

IF THE COAL INDUSTRY EXPERIENCES OVERCAPACITY IN THE FUTURE, OUR PROFITABILITY COULD BE IMPAIRED.

         During the mid-1970s and early 1980s, a growing coal market and increased demand for coal attracted new investors to the coal industry, spurred the development of new mines and resulted in added production capacity throughout the industry, all of which led to increased competition and lower coal prices. Similarly, an increase in future coal prices could encourage the development of expanded capacity by new or existing coal producers. Any overcapacity could reduce coal prices in the future.

IF TRANSPORTATION FOR OUR COAL BECOMES UNAVAILABLE OR UNECONOMIC FOR OUR CUSTOMERS, OUR ABILITY TO SELL COAL COULD SUFFER.

         Transportation costs represent a significant portion of the total cost of delivered coal and, as a result, play a critical role in a customer's purchasing decision. Increases in transportation costs could make our coal less competitive as a source of energy or could make some of our operations less competitive than other sources of coal.

         Coal producers depend upon rail, barge, trucking, overland conveyor and other systems to deliver coal to their customers. While U.S. coal customers typically arrange and pay for transportation of coal from the mine to the point of use, disruption of these transportation services because of weather-related problems, strikes, lock-outs or other events could temporarily impair our ability to supply coal to our customers and thus could adversely affect our results of operations.

THE COAL INDUSTRY IS INTENSELY COMPETITIVE, AND OUR FAILURE TO COMPETE EFFECTIVELY COULD REDUCE OUR REVENUE AND MARGINS, AND DELAY OR PREVENT OUR ABILITY TO SERVICE OUR DEBT.

         We operate in a highly competitive industry with regional, national and international energy resources companies. We compete based primarily on price, and we believe that the principal factors that determine the price for which our coal can be sold are:

         o        competition from energy sources other than coal;

         o        coal quality;

         o        efficiency in extracting and transporting coal; and

         o        proximity to customers.

         Some of our competitors have longer operating histories and substantially greater financial and other resources than we do. Our failure to compete effectively could reduce our revenues and margins, and delay or prevent our ability to make payments on our debt.

SIGNIFICANT COMPETITION FROM ENTITIES WITH GREATER RESOURCES COULD RESULT IN OUR FAILURE.

         We operate in a highly competitive industry with national and international energy resources companies. Some of our competitors have longer operating histories and substantially greater financial and other resources than we do. Our competitors' use of their substantially greater resources could overwhelm our efforts to operate successfully and could cause our failure.

THERE IS NO ASSURANCE THAT OUR LIMITED REVENUES WILL BE SUFFICIENT TO OPERATE PROFITABLY, OR THAT WE WILL GENERATE GREATER REVENUES IN THE FUTURE.

         We were formed to create a regional coal producer in Tennessee. We had no revenues from inception until the third quarter 2003 when we began mining operations. We are not profitable and have a limited operating history. We must be regarded as a risky venture with all of the unforeseen costs, expenses, problems, risks and difficulties to which such ventures are subject.

         Our coal sales for the year ended December 31, 2007 were approximately $92.0 million. There is no assurance that we can achieve greater sales or generate profitable sales. We expect that many other coal producers could produce and sell coal at cheaper prices per ton than our production cost rates, which could adversely affect our revenues and profits, if any. There is no assurance that we will ever operate profitably. There is no assurance that we will generate continued revenues or any profits, or that the market price of our common stock will be increased thereby.

OUR  INABILITY  TO  DIVERSIFY  OUR   OPERATIONS   MAY  SUBJECT  US  TO  ECONOMIC
FLUCTUATIONS WITHIN OUR INDUSTRY.

         Our limited financial resources reduce the likelihood that we will be able to diversify our operations. Our probable inability to diversify our activities into more than one business area will subject us to economic fluctuations within a particular business or industry and therefore increase the risks associated with our operations.

THE LOSS OF KEY MANAGEMENT PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

         We are heavily dependent upon the skills, talents, and abilities of our executive officers and board of directors to implement our business plan. Given the intense competition for qualified management personnel in our industry, the loss of the services of any key management personnel may significantly and detrimentally affect our business and prospects. We may not be able to retain some or all of our key management personnel, and even if replaceable, it may be time consuming and costly to recruit qualified replacement personnel.

WE FACE RISKS INHERENT TO MINING WHICH COULD INCREASE THE COST OF OPERATING OUR BUSINESS.

         Our mining operations are subject to conditions beyond our control that can delay coal deliveries or increase the cost of mining at particular mines for varying lengths of time. These conditions include weather and natural disasters, unexpected maintenance problems, key equipment failures, variations in coal seam thickness, variations in the amount of rock and soil overlying the coal deposit, variations in rock and other natural materials and variations in geologic conditions. Any of these factors could increase the cost of operating our business, which would lower or eliminate our margins.

INCREASES IN THE PRICE OF STEEL, DIESEL FUEL OR RUBBER TIRES COULD NEGATIVELY AFFECT OUR OPERATING COSTS.

         Our coal mining operations use significant amounts of steel, diesel fuel and rubber tires. The costs of roof bolts we use in our underground mining operations depend on the price of scrap metal. We also use significant amounts of diesel fuel and tires for the trucks and other heavy machinery we use, particularly at our six active surface mining operations. A worldwide increase in mining, construction and military activities has caused a shortage of the large rubber tires we use in our mining operations. While we have taken initiatives aimed at extending the useful lives of our rubber tires, we may be unable to obtain a sufficient quantity of rubber tires in the future or at prices which are favorable to us. If the prices of steel, diesel fuel and rubber tires increase, our operating costs could be negatively affected. In addition, if we are unable to procure rubber tires, our coal mining operations may be disrupted or we could experience a delay or halt of production.

A  SHORTAGE  OF  SKILLED  LABOR  IN THE  MINING  INDUSTRY  COULD  POSE A RISK TO
ACHIEVING  OPTIMAL  LABOR   PRODUCTIVITY  AND  COMPETITIVE  COSTS,  WHICH  COULD
ADVERSELY AFFECT OUR PROFITABILITY.

         Efficient coal mining using modern techniques and equipment requires skilled laborers, preferably with at least a year of experience and proficiency in multiple mining tasks. In order to support our planned expansion opportunities, we intend to sponsor both in-house and vocational coal mining programs at the local level in order to train additional skilled laborers. In the event the shortage of experienced labor continues or worsens or we are unable to train the necessary amount of skilled laborers, there could be an adverse impact on our labor productivity and costs and our ability to expand production and therefore have a material adverse effect on our earnings.

DISRUPTIONS IN THE QUANTITIES OF COAL PRODUCED BY OUR CONTRACT MINE OPERATORS COULD IMPAIR OUR ABILITY TO FILL CUSTOMER ORDERS OR INCREASE OUR OPERATING COSTS.

         We use independent contractors to mine coal at certain of our mining operations, including our operations in Tennessee and, until March 31, 2008, at our operations in Southeastern Kentucky. Operational difficulties at contractor-operated mines, changes in demand for contract miners from other coal producers and other factors beyond our control could affect the availability, pricing, and quality of coal produced for us by contractors. Disruptions in the quantities of coal produced for us by our contract mine operators could impair our ability to fill our customer orders or require us to purchase coal from other sources in order to satisfy those orders. If we are unable to fill a customer order or if we are required to purchase coal from other sources in order to satisfy a customer order, we could lose existing customers and our operating costs could increase.

WE MAY BE UNABLE TO REALIZE THE BENEFITS WE EXPECT TO OCCUR AS A RESULT OF THE ACQUISITION OF MANN STEEL PRODUCTS OR OTHER ACQUISITIONS THAT WE MAY UNDERTAKE.

         We continually seek to expand our operations and coal reserves through acquisitions of other businesses and assets, including leasehold interests. On October 19, 2007, we acquired 100% of the common stock of Mann Steel Products, Inc. (now National Coal of Alabama, Inc.) for approximately $58.7 million in cash. Certain risks, including those listed below, could cause us not to realize the benefits we expect to occur as a result of this acquisition:

         o uncertainties in assessing the value, risks, profitability and liabilities (including environmental liabilities) associated with certain businesses or assets;

         o the potential loss of key customers, management and employees of an acquired business;

         o        the  possibility   that  operating  and  financial   synergies
                  expected to result from an acquisition do not develop;

         o        problems arising from the integration of an acquired business;
                  and

         o        unanticipated   changes  in  business,   industry  or  general
                  economic conditions that affect the assumptions underlying the rationale for the acquisition.

               RISKS RELATED TO ENVIRONMENTAL AND OTHER REGULATION

THE GOVERNMENT REGULATES MINING OPERATIONS, WHICH IMPOSES SIGNIFICANT COSTS ON US, AND FUTURE REGULATIONS COULD INCREASE THOSE COSTS OR LIMIT OUR ABILITY TO PRODUCE COAL.

         Federal, state and local authorities regulate the coal mining industry with respect to matters such as employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. In addition, legislation mandating specified benefits for retired coal miners affects our industry.

         Numerous governmental permits and approvals are required for mining operations. We are required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed exploration for or production of coal may have upon the environment. The costs, liabilities and requirements associated with these regulations may be costly and time-consuming and may delay commencement or continuation of exploration or production operations. The possibility exists that new legislation and/or regulations and orders may be adopted that may materially adversely affect our mining operations, our cost structure and/or our customers' ability to use coal. New legislation or administrative regulations (or judicial interpretations of existing laws and regulations), including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require us or our customers to change operations significantly or incur increased costs. The majority of our coal supply agreements contain provisions that allow a purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser's plant or results in specified increases in the cost of coal or its use. These factors and legislation, if enacted, could have a material adverse effect on our financial condition and results of operations. In addition, the United States and over 160 other nations are signatories to the 1992 Framework Convention on Climate Change which is intended to limit emissions of greenhouse gases, such as carbon dioxide. In December 1997, in Kyoto, Japan, the signatories to the convention established a binding set of emission targets for developed nations. Although the specific emission targets vary from country to country, the United States would be required to reduce emissions to by 5% from 1990 levels over a five-year period from 2008 through 2012. Although the United States has not ratified the emission targets and no comprehensive regulations focusing on U.S. greenhouse gas emissions are in place, these restrictions, whether through ratification of the emission targets or other efforts to stabilize or reduce greenhouse gas emissions, could adversely impact the price of and demand for coal. According to the EIA's "Emissions of Greenhouse Gases in the United States 2001," coal accounts for approximately one-third of carbon dioxide emissions in the United States, and efforts to control carbon dioxide emissions could result in reduced use of coal if electricity generators switch to sources of fuel with lower carbon dioxide emissions. Further developments in connection with regulations or other limits on carbon dioxide emissions could have a material adverse effect on our financial condition or results of operations.

         Two bills have been introduced in the Tennessee Legislature that could have an adverse effect on our ability to mine coal profitability in Tennessee. One of the bills proposes to increase the severance tax payable to the State from $0.20 per ton to 4.5% of the gross sales price. The second bill proposes to prohibit any coal mining that would alter or disturb any ridge line above two thousand (2,000) feet in elevation. A number of our seams of coal in the State of Tennessee are above two thousand (2,000) feet in elevation. Accordingly, if the Bill were to pass the Legislature, our ability to economically recover coal from those seems may be negatively affected.

OUR  OPERATIONS  COULD BE  ADVERSELY  AFFECTED IF WE FAIL TO  MAINTAIN  REQUIRED
BONDS.

         Federal and state laws require bonds or cash deposits to secure our obligations to reclaim lands used for mining, to pay federal and state workers' compensation, to secure coal lease obligations and to satisfy other miscellaneous obligations. At December 31, 2007, $257,500 was on deposit with the U.S. Department of the Interior's Office of Surface Mining (the "OSM") for reclamation bonds related to our Patterson Mountain mining operations in Alabama. In addition, we had approximately $21,144,000 of cash invested in money market funds and certificates of deposit, against which irrevocable bank letters of credit or surety bonds are written in favor of OSM (Tennessee operations), the Kentucky Department of Natural Resources, or the Alabama Surface Mining Commission, and have posted a $700,000 letter of credit secured by our executive office building in favor of OSM. Reclamation bonds are typically renewable on a yearly basis if they are not posted with cash. Our failure to maintain, or inability to acquire, bonds that are required by state and federal law would have a material adverse effect on us. That failure could result from a variety of factors including the following:

         o lack of availability, higher expense or unfavorable market terms of new bonds;

         o restrictions on the availability of collateral for current and future third-party bond issuers under the terms of our 10.5% Notes due 2010 or 12% Notes due 2012; and

         o the exercise by third-party bond issuers of their right to refuse to renew the bonds.

TERRORIST THREATS AND ENVIRONMENTAL ZEALOTRY MAY NEGATIVELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         Our business is affected by general economic conditions, fluctuations in consumer confidence and spending, and market liquidity, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war. Our business also may be affected by environmental activists who engage in activities intended to disrupt our business operations. In particular, environmental activists have conducted protests outside the homes of certain of our executives, including our former Chief Executive Officer. We spent approximately $431,000 and $875,000 during the years ended December 31, 2007 and 2006, respectively, on security measures. Future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions affecting our customers may materially adversely affect our operations. As a result, there could be delays or losses in transportation and deliveries of coal to our customers, decreased sales of our coal and extension of time for payment of accounts receivable from our customers. Strategic targets such as energy-related assets may be at greater risk of future terrorist attacks than other targets in the United States. In addition, disruption or significant increases in energy prices could result in government-imposed price controls. It is possible that any, or a combination, of these occurrences could have a material adverse effect on our business, financial condition and results of operations.

OUR FAILURE TO OBTAIN AND RENEW PERMITS NECESSARY FOR OUR MINING OPERATIONS COULD NEGATIVELY AFFECT OUR BUSINESS.

         Mining companies must obtain numerous permits that regulate environmental and health and safety matters in connection with coal mining, including permits issued by various federal and state agencies and regulatory bodies. We believe that we have obtained the necessary permits to mine our developed reserves at our mining complexes. However, as we commence mining our undeveloped reserves, we will need to apply for and obtain the required permits. The permitting rules are complex and change frequently, making our ability to comply with the applicable requirements more difficult or even impossible. In addition, private individuals and the public at large have certain rights to comment on and otherwise engage in the permitting process, including through intervention in the courts. Accordingly, the permits we need for our mining operations may not be issued, or, if issued, may not be issued in a timely fashion. The permits may also involve requirements that may be changed or interpreted in a manner which restricts our ability to conduct our mining operations or to do so profitably. An inability to conduct our mining operations pursuant to applicable permits would reduce our production, cash flow and profitability.

THE CHARACTERISTICS OF COAL MAY MAKE IT DIFFICULT FOR COAL USERS TO COMPLY WITH VARIOUS ENVIRONMENTAL STANDARDS RELATED TO COAL COMBUSTION OR UTILIZATION. AS A RESULT, COAL USERS MAY SWITCH TO OTHER FUELS, WHICH COULD AFFECT THE VOLUME OF OUR SALES AND THE PRICE OF OUR PRODUCTS.

         Coal contains impurities, including but not limited to sulfur, mercury, chlorine, carbon and other elements or compounds, many of which are released into the air when coal is burned. Stricter environmental regulations of emissions from coal-fueled power plants could increase the costs of using coal thereby reducing demand for coal as a fuel source and the volume and price of our coal sales. Stricter regulations could make coal a less attractive fuel alternative in the planning and building of power plants in the future.

         Proposed reductions in emissions of mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases may require the installation of costly emission control technology or the implementation of other measures, including trading of emission allowances and switching to other fuels. For example, in order to meet the federal Clean Air Act limits for sulfur dioxide emissions from power plants, coal users may need to install scrubbers, use sulfur dioxide emission allowances (some of which they may purchase), blend high sulfur coal with low-sulfur coal or switch to other fuels. Reductions in mercury emissions required by certain states will likely require some power plants to install new equipment, at substantial cost, or discourage the use of certain coals containing higher levels of mercury. Recent and new proposals calling for reductions in emissions of carbon dioxide and other greenhouse gases could significantly increase the cost of operating existing coal-fueled power plants and could inhibit construction of new coal-fueled power plants. Existing or proposed legislation focusing on emissions enacted by the United States or individual states could make coal a less attractive fuel alternative for our customers and could impose a tax or fee on the producer of the coal. If our customers decrease the volume of coal they purchase from us or switch to alternative fuels as a result of existing or future environmental regulations aimed at reducing emissions, our operations and financial results could be adversely impacted.

IF THE ASSUMPTIONS UNDERLYING OUR ESTIMATES OF RECLAMATION AND MINE CLOSURE OBLIGATIONS ARE INACCURATE, OUR COSTS COULD BE GREATER THAN ANTICIPATED.

         SMCRA establishes operational, reclamation and closure standards for all aspects of surface mining, as well as most aspects of underground mining. We base our estimates of reclamation and mine closure liabilities on permit requirements and our engineering expertise related to these requirements. Our management and engineers periodically review these estimates. The estimates can change significantly if actual costs vary from assumptions or if governmental regulations change significantly. Statement of Financial Accounting Standards No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS, which we refer to as Statement No. 143, requires us to record these obligations as liabilities at fair value. In estimating fair value, we considered the estimated current costs of reclamation and mine closure and applied inflation rates and a third-party profit, as required by Statement No. 143. The third-party profit is an estimate of the approximate markup that would be charged by contractors for work performed on our behalf. If actual costs differ from our estimates, our profitability could be negatively affected.

OUR OPERATIONS MAY IMPACT THE ENVIRONMENT OR CAUSE EXPOSURE TO HAZARDOUS SUBSTANCES, AND OUR PROPERTIES MAY HAVE ENVIRONMENTAL CONTAMINATION, WHICH COULD RESULT IN MATERIAL LIABILITIES TO US.

         Our operations currently use hazardous materials and generate limited quantities of hazardous wastes from time to time. We could become subject to claims for toxic torts, natural resource damages and other damages as well as for the investigation and clean up of soil, surface water, groundwater, and other media. Such claims may arise, for example, out of conditions at sites that we currently own or operate, as well as at sites that we previously owned or operated, or may acquire. Our liability for such claims may be joint and several, so that we may be held responsible for more than our share of the contamination or other damages, or even for the entire share.

         We maintain extensive coal refuse areas and slurry impoundments at a number of our mining complexes. Such areas and impoundments are subject to extensive regulation. Slurry impoundments have been known to fail, releasing large volumes of coal slurry into the surrounding environment. Structural failure of an impoundment can result in extensive damage to the environment and natural resources, such as bodies of water that the coal slurry reaches, as well as liability for related personal injuries and property damages, and injuries to wildlife. Some of our impoundments overlie mined out areas, which can pose a heightened risk of failure and of damages arising out of failure. If one of our impoundments were to fail, we could be subject to substantial claims for the resulting environmental contamination and associated liability, as well as for fines and penalties.

         Drainage flowing from or caused by mining activities can be acidic with elevated levels of dissolved metals, a condition referred to as "acid mine drainage," which we refer to as AMD. The treating of AMD can be costly. Although we do not currently face material costs associated with AMD, it is possible that we could incur significant costs in the future.

         These and other similar unforeseen impacts that our operations may have on the environment, as well as exposures to hazardous substances or wastes associated with our operations, could result in costs and liabilities that could materially and adversely affect us.

                        RISKS RELATED TO OUR COMMON STOCK

WE DO NOT INTEND TO PAY DIVIDENDS ON SHARES OF OUR COMMON STOCK.

         Historically, we have not paid dividends on shares of our common stock and do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future. The terms of the indenture related to our 10.5% Notes due 2010 restrict our ability to pay dividends on shares of our common stock.

WE OPERATE IN AN INDUSTRY THAT IS SUBJECT TO SIGNIFICANT FLUCTUATIONS IN OPERATING RESULTS FROM QUARTER TO QUARTER THAT MAY RESULT IN UNEXPECTED REDUCTIONS IN REVENUE AND STOCK PRICE VOLATILITY.

         Factors that may influence our quarterly operating results include:

         o        the worldwide demand for coal;

         o        the price of coal;

         o        the supply of coal and other competitive factors;

         o        the costs to mine and transport coal;

         o        the ability to obtain new mining permits;

         o the costs of reclamation of previously mined properties; and industry competition.

         Due to these factors, it is possible that in some quarters our operating results may be below our shareholders' expectations and those of public market analysts. If this occurs, the price of our common stock would likely be adversely affected.

OUR STOCK PRICE MAY DECREASE, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND CAUSE OUR SHAREHOLDERS TO SUFFER SIGNIFICANT LOSSES.

         The following factors could cause the market price of our common stock to decrease, perhaps substantially:

         o the failure of our quarterly operating results to meet expectations of investors or securities analysts;

         o adverse developments in the financial markets, the coal and energy industries and the worldwide or regional economies;

         o        interest rates;

         o        changes in accounting principles;

         o        sales of common stock by existing security holders;

         o        announcements of key developments by our competitors; and

         o        the   reaction   of  markets   and   securities   analysts  to
                  announcements and developments involving our Company.

IF WE NEED TO SELL OR ISSUE ADDITIONAL SHARES OF COMMON STOCK OR ASSUME ADDITIONAL DEBT TO FINANCE FUTURE GROWTH, OUR SHAREHOLDERS' OWNERSHIP COULD BE DILUTED OR OUR EARNINGS COULD BE ADVERSELY IMPACTED.

         Our business strategy may include expansion through internal growth by acquiring complementary businesses or by establishing strategic relationships with targeted customers. In order to do so, or to fund our other activities, we may issue additional equity securities that could dilute our shareholders' stock percentage ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets if we acquire another company which could negatively impact our results of operations.

OUR DIRECTOR AND OFFICER INDEMNIFICATION POLICIES IN CONJUNCTION WITH THE PROVISIONS OF FLORIDA LAW COULD RESULT IN SUBSTANTIAL UN-RECOUPABLE EXPENDITURES AND REDUCED REMEDIES AGAINST DIRECTORS AND OFFICERS.

         Florida Revised Statutes provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's promise to repay us such amounts, if it is ultimately determined that such person was not entitled to indemnification. This indemnification policy could result in substantial expenditures by us that we will be unable to recoup.

         Florida Revised Statutes exclude personal liability of our directors to us and our stockholders for monetary damages for breach of fiduciary duty except in certain specified circumstances. Accordingly, we will have a much more limited right of action against our directors than otherwise would be the case. This provision does not affect the liability of any director under federal or applicable state securities laws.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains "forward-looking statements" that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new services; our expectations concerning litigation, regulatory developments or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management's goals and objectives; and other similar expressions concerning matters that are not historical facts. Words such as "may," "will," "should," "could," "would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes" and "estimates," and similar expressions, as well as statements in future tense, identify forward-looking statements.

         Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to:

         o        the worldwide demand for coal;

         o        the price of coal;

         o        the supply of coal and other competitive factors;

         o        the costs to mine and transport coal;

         o        the ability to obtain new mining permits;

         o        the costs of reclamation of previously mined properties;

         o        the risks of expanding coal production;

         o        industry competition;

         o our ability to continue to finance and execute our growth strategies;

         o        general economic conditions; and

         o other factors discussed under the headings "Risk Factors" herein and under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in our Annual Report on Form 10-K for the year-ended December 31, 2007 incorporated by reference.

         Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares to be offered by the selling shareholders. The proceeds from the sale of each selling shareholder's common stock will belong to that selling shareholder.

         Of the shares that may be offered by the selling shareholders, 1,000,000 shares must first be acquired from us upon the exercise of warrants. Upon an exercise of the warrants, we will receive the exercise price of the warrants. There is no assurance that all or any of the warrants will be exercised prior to their expiration, or any assurance of the timing of our receipt of the exercise proceeds. Assuming that all of the warrants are exercised for cash, we would receive proceeds of $3,250,000. Because of the unpredictability of the amount of proceeds and the timing of receipt, we currently intend to use the proceeds for general corporate purposes.

                              SELLING SHAREHOLDERS

RELATIONSHIPS WITH SELLING SHAREHOLDERS

     OCTOBER 2007 PRIVATE PLACEMENT

         On October 19, 2007, we completed a private offering of 3,866,968 shares of our common stock, at a purchase price of $3.00 per share. We sold these securities to certain purchasers pursuant to Subscription Agreements entered into on October 19, 2007. The following entities now hold such securities and are selling shareholders under this prospectus: Steelhead Offshore Capital, LP, J-K Navigator Fund, L.P., Jayvee & Co., Geologic Resource Opportunities Fund LTD, Geologic Resource Opportunities Fund LP, Geologic Resource Fund LP, Geologic Resource Fund, Ltd., William T. Mann and Frank C. Mann, II.

         In connection with the private offering, we entered into a registration rights agreement dated October 17, 2007, with the purchasers. Pursuant to the registrant rights agreement, we agreed to file a registration statement registering the resale by the purchasers of all of the shares of common stock purchased in the offering. The registration rights agreement provides that if
(i) we do not file a registration statement on or before April 15, 2008, (ii) a registration statement is not declared effective on or prior to July 31, 2008, or (iii) after its effective date sales cannot be made pursuant to the registration statement for any reason other than as excepted in the registration rights agreement, then we must pay to each purchaser of shares in the October 2007 private offering for each calendar month during which any of the foregoing events continues, an amount in cash as partial liquidated damages equal to $0.03 for each share of common stock held by such purchasers. Pursuant to this agreement, we filed the registration statement of which this prospectus is a part with the Securities and Exchange Commission to register for resale the shares of common stock identified in this prospectus and owned by the selling shareholders.

         J-K Navigator Fund, L.P. and Steelhead Offshore Ltd., an affiliate of Steelhead Offshore Capital, LP, are existing shareholders of the company, having acquired, in the aggregate, 2,800,000 shares of our common stock from us in March 2007. In the March 2007 offering, we entered into a registration rights agreement, dated as of February 28, 2007, with the investors in such financing, pursuant to which we filed with the Securities and Exchange Commission a registration statement on Form S-3 covering the resale of the shares issued to the investors.

         On October 19, 2007, our wholly-owned subsidiary, NCC Corp., acquired all of the outstanding stock of Mann Steel Products, Inc. from William T. Mann and Frank C. Mann, II, for an aggregate purchase price of approximately $58,000,000 less (i) $1,900,000 placed in escrow for payment to certain key employees of Mann Steel, and (ii) $7,406,745 for repayment of certain indebtedness of Mann Steel that existed at closing. Mann Steel became a wholly-owned subsidiary of NCC Corp. and changed its name to National Coal of Alabama, Inc. Mann Steel mines coal from surface mines on several properties in the State of Alabama. The acquisition was made pursuant to a purchase agreement, dated June 18, 2007, among us, Mann Steel, William T. Mann and Frank C. Mann, II, which purchase agreement was amended on August 22, 2007 and October 15, 2007.

     TCW WARRANTS

         On October 19, 2007, we capitalized our wholly-owned subsidiary, NCC Corp., in part through the issuance of warrants dated October 19, 2007 to purchase an aggregate of 250,000 shares of our common stock at a per share price of $4.00 and a term expiring on December 31, 2010. NCC Corp. then assigned the warrants to our newly acquired, wholly-owned subsidiary, National Coal of Alabama, Inc. (formerly Mann Steel Products, Inc.), which further assigned the warrants to certain entities managed by TCW Asset Management Company (the "TCW Investors"). The following entities now hold such warrants and are selling shareholders under this prospectus: TCW Energy Fund XIV, L.P., TCW Energy Fund XIV-A, L.P., TCW Energy Fund XIV-B, L.P., and TCW Energy Fund XIV (Cayman), L.P.

         The shares issuable upon exercise of the warrants have the registration rights provided for in the registration rights agreement that we entered into in connection with the October 2007 private placement of common stock described above. The registration rights agreement provides that if (i) we do not file a registration statement on or before April 15, 2008, (ii) a registration statement is not declared effective on or prior to July 31, 2008, or (iii) after its effective date sales cannot be made pursuant to the registration statement for any reason other than as excepted in the registration rights agreement, then we must pay to the holders of the warrants for each calendar month during which any of the foregoing events continues, an amount in cash as partial liquidated damages equal to 1% of the product obtained by multiplying (a) the market value of a share of common stock (less the per share exercise price under the warrant) as of the first trading day of each month by (b) the number of shares for which the warrant is exercisable.

         The warrants were assigned by National Coal of Alabama to the TCW Investors in connection with National Coal of Alabama's private placement of $60 million of senior secured promissory notes with the TCW Investors pursuant to a note purchase agreement, dated October 19, 2007, among National Coal of Alabama, the TCW Investors and TCW Asset Management Company. The promissory notes have a maturity date of October 19, 2012 and accrue interest at the rate of 12% per annum compounded quarterly on each quarterly payment date to the extent not paid. In lieu of paying interest due on the promissory notes on each quarterly payment date in full in cash, National Coal of Alabama may elect to pay a portion of such interest in cash equal to the amount of interest which would be owing on such quarterly payment date if the interest rate had been 9% per annum, and to borrow the remaining portion from the TCW Investors in the form of additional loans made through the increase of the principal amounts of the promissory notes.

         On each quarterly payment date from and after March 2008, National Coal of Alabama is required to make a principal payment in respect of the promissory notes in an aggregate amount equal to the adjusted net cash flow for the applicable quarter (as specified in the note purchase agreement), provided that in no event shall National Coal of Alabama be required to make a payment that results in its having cash and cash equivalents (exclusive of any cash and cash equivalents that have been pledged to secure other obligations permitted under the note purchase agreement or that otherwise constitutes "restricted cash" permitted under the note purchase agreement) of less than $2,000,000. National Coal of Alabama is also required to repay outstanding amounts upon the sale of collateral approved by the TCW Investors holding a majority of the aggregate unpaid principal amount under the promissory notes and upon the receipt of certain casualty insurance proceeds. In addition, National Coal of Alabama will be required to pay a "make-whole" amount or incur a prepayment premium in the event that it prepays the promissory notes prior to their stated maturity.

         Pursuant to the terms of the note purchase agreement and related security and pledge agreements, all dated October 19, 2007, National Coal of Alabama granted the TCW Investors a security interest in all of the company's assets to secure repayment of the obligations arising under the note purchase agreement and related agreements, and established a debt service reserve account equal to six months of interest on the then outstanding aggregate principal amount of the promissory notes.

         As additional consideration to the TCW Investors, National Coal of Alabama conveyed to the TCW Investors an Overriding Royalty Interest with respect to all coal mined by National Coal of Alabama in the State of Alabama. Pursuant to the Overriding Royalty Conveyance, dated October 19, 2007, National Coal of Alabama agreed to pay the holders of the interest a royalty on 18.5 million tons of coal mined and sold by National Coal of Alabama, in an amount equal to (i) $2.00 per gross ton of coal mined and sold while the obligations remain outstanding under the note purchase agreement, and (ii) an amount equal to 1% of the total gross proceeds of coal mined and sold after repayment of the obligations under the note purchase agreement.

         National Coal of Alabama used the proceeds from the debt financing to make a distribution to NCC Corp., its sole shareholder, to enable NCC Corp. to pay the purchase price to the sellers of Mann Steel, to repay indebtedness of National Coal of Alabama existing on the closing date of the debt financing, to pay closing expenses, costs and fees, to cash collateralize reclamation bonds issued by Indemnity National Insurance Company for the account of National Coal of Alabama, to fund the debt service reserve account and to pay other amounts permitted under the note purchase agreement. National Coal of Alabama also paid to TCW Asset Management Company a commitment fee of $900,000, which is equal to 1.5% of the aggregate commitments of $60 million under the note purchase agreement.

     TERM LOAN WARRANTS

         On December 31, 2007, we issued warrants to purchase an aggregate of 750,000 shares of our common stock at a per share price of $3.00 and a term expiring on December 31, 2011. The warrants were issued pursuant to a warrant agreement, dated December 31, 2007, that we entered into with Steelhead Offshore Capital, LP, J-K Navigator Fund, L.P., and Big Bend 38 Investments L.P. (the "Term Loan Holders"), each of whom are selling shareholders under this prospectus. We agreed to register the shares underlying the warrants for resale by these investors with the Securities and Exchange Commission.

         We were a party to a credit agreement dated as of October 12, 2006 (as amended) among National Coal Corp., National Coal Corporation, Guggenheim Corporate Funding, LLC and the lenders identified therein. On October 19, 2007, the lenders party to the credit agreement assigned to the Term Loan Holders, our outstanding obligations to repay funds loaned to us pursuant to the credit agreement in the aggregate principal amount of $10,000,000 and, to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the lenders against any person arising under or in connection with the credit agreement. Guggenheim remained as administrative agent under the credit agreement. We have since paid the entire outstanding balance loaned to us pursuant to the Credit Agreement.

         On October 19, 2007, the parties to the credit agreement entered into a waiver and amendment No. 3 to the credit agreement, pursuant to which the parties agreed to waive and amend certain provisions of the credit agreement. Pursuant to the waiver and amendment, Guggenheim and each lender waived certain fees related to amounts outstanding under the term loan facility as of December

31, 2007, our compliance with certain minimum consolidated EBITDA requirements, and the registration and processing fee due to Guggenheim solely with respect to the assignment and acceptance of our outstanding obligations to the Term Loan Holders. The waiver and amendment also amended various restrictive covenants in the credit agreement, including covenants to permit us to consummate the acquisition of Mann Steel and incur the debt financing to consummate that acquisition.

         As compensation for the waiver and amendment and to induce the Term Loan Holders to acquire the debt, the parties to the credit agreement entered into a letter agreement, dated October 19, 2007, pursuant to which we agreed, at our election, (i) to issue to the Term Loan Holders warrants on or before June 30, 2008 to purchase up to an aggregate of 750,000 shares of our common stock at an exercise price of $3.00 per share with a term through December 31, 2011 or
(ii) make a cash payment to the Term Loan Holders on or before October 17, 2008 in an amount equal to the Black-Scholes value of a warrant, exercisable on or before December 31, 2011, for up to 750,000 shares of our common stock at an exercise price of $3.00 per share, obtained using the "OV" function on Bloomberg Financial Markets and reflecting the calculation assumptions set forth in the letter agreement. We elected to issue the warrants pursuant to the letter agreement and, on December 31, 2007, we entered into the warrant agreement and issued the warrants to the Term Loan Holders.

         Big Bend XII Investments, L.P. and Big Bend XIV Investments, L.P., each an affiliate of Big Bend 38 Investments L.P., were existing shareholders of the company and currently hold 314,711 shares of our common stock and 133.33 shares of our Series A convertible preferred stock.

     DECEMBER 2007 PRIVATE PLACEMENT

         On December 27, 2007, we completed a private offering of 2,000,000 shares of our common stock for aggregate gross proceeds of $8,010,000. We sold 1,000,000 shares at a per share price of $3.91 pursuant to subscription agreements entered into on December 20, 2007 with GF Aurum Offshore Partners LTD, GF Aurum Partners LTD, Geologic Resource Fund LP, Geologic Resource Fund, Ltd., and Drawbridge Global Macro Master Fund Ltd. (the "GR Fund Investors"), and we sold 1,000,000 shares at a per share price of $4.10 pursuant to a subscription agreement entered into on December 27, 2007 with Centaurus Energy Master Fund, LP.

         In connection with the private offering, we entered into a registration rights agreement with the Centaurus Energy, pursuant to which we agreed to file a registration statement registering the resale by Centaurus Energy of all of the shares of common stock purchased in the offering. The registration rights agreement provides that if (i) we do not file a registration statement on or before April 15, 2008, (ii) a registration statement is not declared effective on or prior to July 31, 2008, or (iii) after its effective date sales cannot be made pursuant to the registration statement for any reason other than as excepted in the registration rights agreement, then we must pay to Centaurus Energy for each calendar month during which any of the foregoing events continues, an amount in cash as partial liquidated damages equal to $0.041 for each share of common stock held by such purchasers. Pursuant to this agreement, we filed the registration statement of which this prospectus is a part with the Securities and Exchange Commission to register for resale the shares of common stock identified in this prospectus and owned by Centaurus Energy.

         The GR Fund Investors were existing shareholders of the company, having acquired, in the aggregate, 1,000,000 shares of our common stock from us in the October 2007 private offering discussed above. In connection with the December 2007 private offering, we agreed with the GR Fund Investors to include the shares acquired by them in the offering in the registration statement we file pursuant to the registration rights agreement, dated October 17, 2007, to which the GR Fund Investors already were parties, and to otherwise treat such shares as "registrable securities" within the meaning of the October 17, 2007 agreement. With respect to the shares acquired by the GR Fund Investors in the

December 2007 private offering, if (i) we do not file a registration statement including such shares on or before April 15, 2008, (ii) a registration statement including such shares is not declared effective on or prior to July 31, 2008, or
(iii) after its effective date sales of such shares cannot be made pursuant to the registration statement for any reason other than as excepted in the registration rights agreement, then we must pay to the GR Fund Investors (or any assignee thereof) for each calendar month during which any of the foregoing events continues, an amount in cash as partial liquidated damages equal to $0.039 for each share of common stock acquired by the GR Fund Investors in the December 2007 private offering. Pursuant to this agreement, we filed the registration statement of which this prospectus is a part with the Securities and Exchange Commission to register for resale the shares of common stock identified in this prospectus and owned by the GR Fund Investors.

SELLING SHAREHOLDERS TABLE

         The  following  table sets  forth:  (1) the name of each of the selling shareholders for whom we are registering shares for resale under this registration statement; (2) the number of shares of our common stock beneficially owned by each such selling shareholder prior to this offering; (3) the number of shares of our common stock offered by such selling shareholder pursuant to this prospectus; and (4) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our common stock to be beneficially owned by each such selling shareholder after this offering, assuming that all of the shares of our common stock beneficially owned by each such selling shareholder and offered pursuant to this prospectus are sold and that each such selling shareholder acquires no additional shares of our common stock prior to the completion of this offering. Such data is based upon information provided by each selling shareholder.

         Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to warrants that are currently exercisable or exercisable within 60 days of April 8, 2008 are deemed to be outstanding and to be beneficially owned by the person holding the warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

         The information presented in this table is based on 28,819,931 shares of our common stock outstanding on April 8, 2008.

                                            NUMBER OF SHARES                             NUMBER OF SHARES
                                           BENEFICIALLY OWNED                           BENEFICIALLY OWNED
                                          PRIOR TO OFFERING (1)                           AFTER OFFERING
                                     ----------------------------                  ----------------------------
                                                      PERCENTAGE      NUMBER OF                     PERCENTAGE
                                                       OF SHARES    SHARES BEING                    OF SHARES
NAME OF SELLING SHAREHOLDER             NUMBER        OUTSTANDING   OFFERED (1)       NUMBER       OUTSTANDING
-------------------------------      ------------    ------------   ------------   ------------   -------------
Big Bend 38 Investments L.P. and
   affiliates (2).................      1,107,044            3.7%       375,000        732,044            2.5%
Centaurus Energy Master
   Fund, LP. (3) .................      2,680,000            9.3%     1,000,000      1,680,000            5.8%
Geologic Resource Opportunities
   Fund LTD (4) ..................        279,637              *        218,988         60,649              *
Geologic Resource Opportunities
   Fund LP (4) ...................        180,361              *        145,992         34,369              *
Geologic Resource Fund LP (4) ....        448,847            1.6%       419,537         29,310              *
Geologic Resource Fund, Ltd. (4)..      1,313,656            4.6%     1,215,483         98,173              *
Jayvee & Co (5) ..................        500,000            1.7%       500,000             --             --

                                            NUMBER OF SHARES                             NUMBER OF SHARES
                                           BENEFICIALLY OWNED                           BENEFICIALLY OWNED
                                          PRIOR TO OFFERING (1)                           AFTER OFFERING
                                     ----------------------------                  ----------------------------
                                                      PERCENTAGE      NUMBER OF                     PERCENTAGE
                                                       OF SHARES    SHARES BEING                    OF SHARES
NAME OF SELLING SHAREHOLDER             NUMBER        OUTSTANDING   OFFERED (1)       NUMBER       OUTSTANDING
-------------------------------      ------------    ------------   ------------   ------------   -------------
The J-K Navigator Fund, L.P. (6)..      2,910,974           10.0%       970,574      1,940,400            6.7%
Frank C. Mann, II ................        283,484              *        283,484             --             --
William T. Mann ..................        283,484              *        283,484             --             --
Steelhead Offshore,
    Ltd. and affiliates (7) ......      2,064,026            7.1%     1,204,426        859,600            3.0%
TCW Energy Fund
   XIV, L.P. (8) .................         84,048              *         84,048             --             --
TCW Energy Fund
   XIV-A, L.P. (8) ...............         94,060              *         94,060             --             --
TCW Energy Fund
   XIV-B, L.P. (8) ...............         15,599              *         15,599             --             --
TCW Energy Fund
   XIV (Cayman), L.P. (9) ........         56,293              *         56,293             --             --
                                                                   ------------
   Total............................                                  6,866,968

* Less than 1%

(1) Includes an aggregate of 1,000,000 shares of common stock that may be acquired by the following selling shareholders upon the exercise of warrants with the following terms:

      SELLING SHAREHOLDER                         SHARES     PRICE    EXPIRATION
      -------------------                         ------     -----    ----------

      Big Bend 38 Investments L.P...........     375,000     $3.00     12/31/11
      The J-K Navigator Fund, L.P...........     221,250     $3.00     12/31/11
      Steelhead Offshore Capital L.P........     153,750     $3.00     12/31/11
      TCW Energy Fund XIV, L.P..............      84,048     $4.00     12/31/10
      TCW Energy Fund XIV-A, L.P............      94,060     $4.00     12/31/10
      TCW Energy Fund XIV-B, L.P............      15,599     $4.00     12/31/10
      TCW Energy Fund XIV (Cayman), L.P.....      56,293     $4.00     12/31/10

      For the purposes hereof, we assume the issuance of all such shares pursuant to a cash exercise. The actual number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for any stock split, stock dividend or similar transaction involving the common stock, and could be materially less or more than such number depending on factors which cannot be predicted by us at this time. The actual number of shares of common stock described in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of the warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933.

(2) 2M Companies, Inc. is the general partner of this selling shareholder and Morton Meyerson as chief executive officer of 2M Companies, Inc., exercises voting and investment control over the securities held by this selling shareholder. Consists of (i) 375,000 shares of common stock that may be acquired upon exercise of warrants, which shares are being offered pursuant to this prospectus, (ii) 314,711 shares of common stock owned by affiliates of this selling shareholder, which shares are not being offered pursuant to this prospectus, and (iii) 417,333 shares of common stock that may be acquired upon conversion of preferred stock, which shares are not being offered pursuant to this prospectus.

(3) John D. Arnold as the sole and managing member of Centaurus Advisors, the general partner of the ultimate general partner of this selling shareholder, exercises voting and investment control over the securities held by this selling shareholder. The shares beneficially owned by this selling shareholder include: (i) 1,000,000 shares of common stock, which shares are being offered pursuant to this prospectus, (ii) 1,380,000 shares of common stock, which shares are not being offered pursuant to this prospectus, and (iii) 300,000 shares of common stock that may be acquired upon exercise of an option from an existing shareholder at a per share exercise price of $3.00, which shares are not being offered pursuant to this prospectus.

(4) Geologic Resource Partners, LLC, is the investment manager of this selling shareholder, and George R. Ireland, as the Chief Investment Officer of Geologic Resource Partners, LLC, exercises voting and investment control over the securities held by this selling shareholder.

(5) Each of Benoit Gervais, Vice President, Investments and Fred Sturm, Executive Vice President, Investments of Mackenzie Financial Corporation, account manager of this selling shareholder, exercises voting and investment control over the securities held by this selling shareholder.

(6) Consists of (i) 749,324 shares of common stock, which shares are being offered pursuant to this prospectus, (ii) 221,250 shares of common stock that may be acquired upon exercise of warrants, which shares are being offered pursuant to this prospectus, and (iii) 1,940,400 shares of common stock, which shares are not being offered pursuant to this prospectus. Steelhead Partners, LLC, as a general partner and the investment manager of this selling shareholder, and J. Michael Johnston and Brian K. Klein, as the member managers of Steelhead Partners, LLC, exercise voting and investment control over the securities held by this selling shareholder. Each of Steelhead, LLC, Mr. Johnston and Mr. Klein expressly disclaims beneficial ownership in these securities, except to the extent of their respective pecuniary interests therein.

(7) Consists of (i) 1,050,676 shares of common stock held by Steelhead Offshore Ltd., which shares are being offered pursuant to this prospectus,
      (ii) 153,750 shares of common stock that may be acquired upon exercise of warrants held by Steelhead Offshore Capital, LP, which shares are being offered pursuant to this prospectus, and (iii) 859,600 shares of common stock, which shares are not being offered pursuant to this prospectus. Steelhead Partners, LLC, as the investment manager of Steelhead Offshore Ltd. and Steelhead Offshore Capital LP, and J. Michael Johnston and Brian
      K. Klein, as the member managers of Steelhead Partners, LLC, exercise voting and investment control over the securities held by Steelhead Offshore Ltd. and Steelhead Offshore Capital LP. Each of Steelhead, LLC, Mr. Johnston and Mr. Klein expressly disclaims beneficial ownership in these securities, except to the extent of their respective pecuniary interests therein.

(8) TCW Asset Management Company, a California corporation, as the general partner and Investment Advisor of this selling shareholder, exercises voting and investment control over the securities held by this selling shareholder.

(9) TCW Asset Management Company International Limited, a Cayman Islands exempted company, as the general partner and Investment Advisor of this selling shareholder, exercises voting and investment control over the securities held by this selling shareholder.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock on behalf of the selling security holders. Sales of all or a portion of their shares may be made by selling security holders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the NASDAQ Global Market or any exchange upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

         o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

         o purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits purchases;

         o        through options, swaps or derivatives;

         o        in privately negotiated transactions;

         o        in making short sales or in transactions to cover short sales;

         o        put or call option transactions relating to the shares; and

         o        any other method permitted under applicable law.

         The selling security holders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

         The selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling security holders. The selling security holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

         The selling security holders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify certain selling security holders and certain selling security holders have agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act. Each selling security holder has informed us that the selling security holder is not a broker-dealer nor an affiliate of a broker-dealer, that the selling security holder purchased the securities to be resold pursuant to this prospectus in the ordinary course of business, and that at the time of purchase of the securities from us, the selling security holder did not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

         The selling security holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

         Selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

         Upon being notified by a selling security holder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

         o the name of each such selling security holder and of the participating broker-dealer(s);

         o        the number of shares involved;

         o        the initial price at which the shares were sold;

         o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o        other facts material to the transactions.

         In addition, if required under applicable law or the rules or regulations of the Commission, we will file a supplement to this prospectus when a selling security holder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

         We are paying all expenses and fees in connection with the registration of the shares. The selling security holders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

                                  LEGAL MATTERS

         Stubbs Alderton & Markiles, LLP, Sherman Oaks, California, will pass upon for us the validity of the common stock offered by this prospectus.

                                     EXPERTS

         The consolidated financial statements of National Coal Corp. at December 31, 2007 and 2006, and for the years then ended, incorporated in this Registration Statement by reference, have been audited by Ernst & Young LLP, independent registered public accounting firm, and for the year ended December 31, 2005, incorporated in this Registration Statement by reference, have been audited by Gordon, Hughes & Banks, LLP, independent registered public accounting firm, as set forth in the respective reports of such firms which are incorporated by reference elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

        LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our articles of incorporation and bylaws, each as amended, provide that we shall be entitled but not obligated to indemnify our directors, and officers, employees and agents to the extent and in the manner permitted by the provisions of Florida General Corporation Act, as amended from time to time but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment.

         Insofar as indemnification for claims arising under the Securities Act may be permitted to directors, officers or controlling persons of National Coal Corp. pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed through the SEC's EDGAR System. The web site can be accessed at HTTP://WWW.SEC.GOV.

         We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance with those requirements, will continue to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the SEC's website referred to above.

         The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information.

         The documents we incorporate by reference are:

         1. Our Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 000-26509);

         2. Our Current Report on Form 8-K dated December 31, 2007, filed January 3, 2008 (File No. 000-26509);

         3. Our Current Report on Form 8-K/A dated October 19, 2007, filed January 4, 2008 (File No. 000-26509);

         4. Our Current Report on Form 8-K dated February 8, 2008, filed February 12, 2008 (File No. 000-26509);

         5. Our Current Report on Form 8-K dated February 22, 2008, filed February 28, 2008 (File No. 000-26509);

         6. Our Current Report on Form 8-K dated March 31, 2008, filed April 4, 2008 (File No. 00-26509);

         7. The description of the Common Stock of the Registrant contained in the Registrant's Registration Statement on Form 10-SB as filed on June 25, 1999 (File No. 000-26509), including any amendment or report filed for the purpose of updating such description; and

         8. All other reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to December 31, 2007, including all such reports filed after the date of the initial registration statement and prior to effectiveness of the registration statement.

         You may request a copy of these filings, at no cost, by writing or calling us at National Coal Corp. 8915 George William Road, Knoxville, Tennessee 37923, telephone number (865) 690-6900, Attention: Michael R. Castle.

         You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference above. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table itemizes the expenses incurred by the Registrant in connection with the offering. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

                                                                        AMOUNT
                                                                      ----------
Registration fee - Securities and Exchange Commission .........       $    1,397
Legal fees and expenses .......................................           10,000
Accounting fees and expenses ..................................           20,000
Miscellaneous expenses ........................................            1,000
                                                                      ----------
     Total ....................................................       $   32,397
                                                                      ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 607.0850 the Florida Business Corporation Act permits the indemnification of directors and officers of Florida corporations. Our articles of incorporation, as amended, provide that we shall indemnify our directors and officers to the fullest extent permitted by Florida law.

         Under Florida law, we have the power to indemnify our directors and officers, and persons serving as officers, directors, employees or agents of another entity at our request, against claims arising in connection with their service to us except when an director's or officer's conduct involves:

         o        violations   of  criminal   laws,   unless  the  director  had
                  reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

         o        deriving an improper personal benefit from a transaction;

         o        voting for or assenting to an unlawful distribution; or

         o        willful  misconduct  or  conscious   disregard  for  our  best
                  interests in a proceeding by or in the right of a shareholder.

         Article F of our bylaws provides that we will indemnify our directors and officers, as well as any directors, officers, employees or agents of another entity, for which such person serves at the request of National Coal, for monetary damages in civil actions if they have acted in good faith and held a reasonable belief that his or her actions were in the best interest of the Company, and in criminal actions or proceedings if such person has acted without reasonable ground for belief that such action was unlawful.

         Notwithstanding anything to the contrary in our articles of incorporation or bylaws, Section 607.0831 of the Florida Business Corporation Act limits the liability of directors for monetary damages for any statement, vote, decision or failure to act relating to the management or policy of the Company, unless he or she breached or failed to perform her duties as a director, and the breach or failure constitutes:

         o        a  violation  of  criminal   law,   unless  the  director  had
                  reasonable cause to believe the conduct was lawful or had no reasonable cause to believe it was unlawful;

         o a transaction from which the director derived an improper personal benefit;

         o        an unlawful distribution;

         o in a proceeding by or in the right of us or one or more of our shareholders, conscious disregard for our best interests or willful misconduct; or

         o in a proceeding brought by someone other than us or one or more of our shareholders, recklessness or an act or omission committed in bad faith, with malicious purpose, or in a manner exhibiting willful disregard of human rights, safety or property.

         In addition to the indemnification required in our articles of incorporation and bylaws, we have entered into indemnity agreements with each of our current directors and officers. These agreements provide for the indemnification of our directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We also maintain directors' and officers' insurance to cover our directors, officers and some of our employees for liabilities, including liabilities under securities laws. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers.

ITEM 16.  EXHIBITS.

         (a)      The following exhibits are filed herewith:

  EXHIBIT
   NUMBER                                 EXHIBIT TITLE
-------------    ---------------------------------------------------------------

    4.1 Articles of Incorporation of National Coal Corp., dated August 8, 1995. (1)

    4.2 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated August 10, 1995. (1)

    4.3 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated January 4, 1996. (1)

    4.4 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated July 17, 2003, filed August 4, 2003.
                 (2)

    4.5 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated August 27, 2004, filed August 31, 2004.(3)

    4.6 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated January 10, 2005, filed January 12, 2005.(4)

    4.7          Amended and Restated Bylaws of National Coal Corp.(4)

    4.8 Registration Rights Agreement, dated October 17, 2007, by and between National Coal Corp. and the investors identified on the signature page therein. (5)

    4.9 Warrant Agreement, dated as of October 19, 2007, between National Coal Corp. and NCC Corp. (5)

    4.10 Registration Rights Agreement, dated December 27, 2007, by and between National Coal Corp. and Centaurus Energy Master Fund, LP. (6)

    4.11 Warrant Agreement, dated December 31, 2007, among National Coal Corp., Steelhead Offshore Capital, LP, Big Bend 38 Investments L.P. and J-K Navigator Fund, L.P. (7)

    10.1 Form of Subscription Agreement, dated October 19, 2007, by and between National Coal Corp. and the investors identified on the signature page therein. (5)

    10.2 Form of Subscription Agreement, dated December 20, 2007, by and between National Coal Corp. and the investors identified on the signature page therein. (6)

    10.3 Subscription Agreement, dated December 27, 2007, by and between National Coal Corp. and Centaurus Energy Master Fund, LP. (6)

    5.1          Opinion of Stubbs, Alderton and Markiles, LLP.

    23.1         Consent  of Stubbs,  Alderton  &  Markiles,  LLP  (included  in
                 Exhibit 5.1).

    23.2         Consent of Gordon, Hughes & Banks, LLP.

    23.3         Consent of Ernst & Young LLP.

     24          Power of Attorney (included on signature page).

----------
(1) Incorporated by reference to our Registration Statement on Form 10-SB filed June 25, 1999.
(2) Incorporated by reference to our Current Report on Form 8-K (dated August 7, 2003) filed August 7, 2003.
(3) Incorporated by reference to our Registration Statement on Form SB-2 filed November 1, 2004.
(4) Incorporated by reference to our Amendment No. 1 to Registration Statement on Form SB-2 filed January 20, 2005.
(5) Incorporated by reference to our Current Report on Form 8-K (dated October 19, 2007) filed October 25, 2007.
(6) Incorporated by reference to our Current Report on Form 8-K (dated December 20, 2007) filed December 28, 2007.
(7) Incorporated by reference to our Current Report on Form 8-K (dated December 31, 2007) filed January 3, 2008.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes as follows:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)      To  include  any   prospectus   required  by  Section
                           10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for the purposes of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. PROVIDED, HOWEVER, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

         (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement, shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Knoxville, State of Tennessee, on April 15, 2008.

                              NATIONAL COAL CORP.

                              By:   /S/ MICHAEL R. CASTLE
                                    --------------------------------------------
                                    Michael R. Castle
                                    Chief Financial Office
                                    (Principal Financial and Accounting Officer)

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Roling and Michael R. Castle, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

       NAME                             TITLE                          DATE
       ----                             -----                          ----

/S/ DANIEL A. ROLING       President and Chief Executive          April 15, 2008
---------------------         Officer and Director
Daniel A. Roling              (Principal Executive Officer)


/S/ MICHAEL R. CASTLE      Chief Financial Officer                April 15, 2008
---------------------      (Principal Financial Officer and
Michael R. Castle          Principal Accounting Officer)


/S/ KENNETH SCOTT          Chairman of the Board                  April 15, 2008
---------------------
Kenneth Scott


/S/ ROBERT HEINLEIN        Director                               April 15, 2008
---------------------
Robert Heinlein


/S/ GERALD MALYS           Director                               April 15, 2008
---------------------
Gerald Malys

                                 EXHIBIT INDEX

  EXHIBIT
   NUMBER                                 EXHIBIT TITLE
-------------    ---------------------------------------------------------------

    4.1 Articles of Incorporation of National Coal Corp., dated August 8, 1995. (1)

    4.2 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated August 10, 1995. (1)

    4.3 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated January 4, 1996. (1)

    4.4 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated July 17, 2003, filed August 4, 2003.
                 (2)

    4.5 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated August 27, 2004, filed August 31, 2004.(3)

    4.6 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated January 10, 2005, filed January 12, 2005.(4)

    4.7          Amended and Restated Bylaws of National Coal Corp.(4)

    4.8 Registration Rights Agreement, dated October 17, 2007, by and between National Coal Corp. and the investors identified on the signature page therein. (5)

    4.9 Warrant Agreement, dated as of October 19, 2007, between National Coal Corp. and NCC Corp. (5)

    4.10 Registration Rights Agreement, dated December 27, 2007, by and between National Coal Corp. and Centaurus Energy Master Fund, LP. (6)

    4.11 Warrant Agreement, dated December 31, 2007, among National Coal Corp., Steelhead Offshore Capital, LP, Big Bend 38 Investments L.P. and J-K Navigator Fund, L.P. (7)

    10.1 Form of Subscription Agreement, dated October 19, 2007, by and between National Coal Corp. and the investors identified on the signature page therein. (5)

    10.2 Form of Subscription Agreement, dated December 20, 2007, by and between National Coal Corp. and the investors identified on the signature page therein. (6)

    10.3 Subscription Agreement, dated December 27, 2007, by and between National Coal Corp. and Centaurus Energy Master Fund, LP. (6)

    5.1          Opinion of Stubbs, Alderton and Markiles, LLP.

    23.1         Consent  of Stubbs,  Alderton  &  Markiles,  LLP  (included  in
                 Exhibit 5.1).

    23.2         Consent of Gordon, Hughes & Banks, LLP.

    23.3         Consent of Ernst & Young LLP.

     24          Power of Attorney (included on signature page).

----------
(1) Incorporated by reference to our Registration Statement on Form 10-SB filed June 25, 1999.
(2) Incorporated by reference to our Current Report on Form 8-K (dated August 7, 2003) filed August 7, 2003.
(3) Incorporated by reference to our Registration Statement on Form SB-2 filed November 1, 2004.
(4) Incorporated by reference to our Amendment No. 1 to Registration Statement on Form SB-2 filed January 20, 2005.
(5) Incorporated by reference to our Current Report on Form 8-K (dated October 19, 2007) filed October 25, 2007.


                                      EX-1

(6) Incorporated by reference to our Current Report on Form 8-K (dated December 20, 2007) filed December 28, 2007.
(7) Incorporated by reference to our Current Report on Form 8-K (dated December 31, 2007) filed January 3, 2008.


                                      EX-2